EXHIBIT 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Le Gaga Holdings Limited:

We consent to the incorporation by reference in the registration statement (No. 333-173979) on Form S-8 of Le Gaga Holdings Limited of our report dated October 30, 2014, with respect to the consolidated statements of financial position of Le Gaga Holdings Limited and subsidiaries as of March 31, 2012, June 30, 2012, June 30, 2013 and June 30, 2014, and the related consolidated statements of profit or loss, statements of profit or loss and other comprehensive income, statements of changes in equity and statements of cash flows for the year ended March 31, 2012, the three months ended June 30, 2012 and the years ended June 30, 2013 and 2014, which report appears in the June 30, 2014 annual report on Form 20-F of Le Gaga Holdings Limited.

/s/ KPMG

Hong Kong, China

October 30, 2014